Exhibit 26 (h) i. j. j1. iv.

Amendment No. 4 to

Fund Participation Agreement

This amendment, dated and effective as of              May 1             , 2011 (the “Amendment”), amends the Fund Participation Agreement dated as of August 19, 1999, as amended to date, by and among MFS Variable Insurance Trust, (the “Trust”), Massachusetts Financial Services Company, and C.M. Life Insurance Company (the “Company”) (the “Agreement”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the Trust and the Company agree to distribute the prospectuses of the Portfolios within the Series pursuant to Rule 498 under the Securities Act of 1933 (“Rule 498”); and

WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

1.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.	The Trust represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses and such other Trust/Portfolio documents required under Rule 498(e)(1) will comply in all material respects with the requirements of Rule 498(b), (e)(1), (e)(2), (e)(3) and (f)(4) applicable to the Trust and its Portfolios. The Trust further represents and warrants that it has reasonable procedures in place to ensure that documents required under Rule 498(e)(1) are available in the manner required by paragraphs (e)(1), (e)(2) and (e)(3) of Rule 498.

3.	The Trust represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Trust/Portfolio documents made directly to the Trust, the Underwriter or one of their affiliates at the phone number specified on the Summary Prospectus or the email address provided on the Web site where the required documents are located.

4.	The Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional fund documents made directly to the Company or one of its affiliates.

5.	The Company will be responsible for ensuring compliance with the conditions set out in Rule 498(c) and (d) (other than conditions (3) and (4)) of either such paragraph and with Rule 498(f)(2).

6.	At the Company’s request, the Trust will provide URLs to the Company for use with Company’s electronic delivery of Portfolio documents or on the Company’s website. The Company will be solely responsible for the maintenance of such Web links.

7.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

8.	The parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give the Underwriter and the Trust sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus.

9.	If at any point the Trust determines that it no longer wishes to utilize the Summary Prospectus delivery option, the Trust must provide the Company with at least sixty (60) days advance written notice of this intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus. After the termination of any notice period provided to the Company, the Trust shall continue web site hosting in compliance with the requirements of this Amendment and Rule 498 for a minimum of ninety (90) days, in order to comply with Rule 498(e)(1).

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Dated as of August 15 , 2011.

MFS VARIABLE INSURANCE TRUST, on behalf of the Portfolios By its authorized officer and not individually,

By:	/s/ Susan S. Newton
Susan S. Newton
Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY By its authorized officer,

By:	/s/ Robert J. Manning
Robert J. Manning
CEO

C.M. Life Insurance Company

By:	/s/ Richard J. Byrne

Title:	Vice President